GRAUBARD MILLER
THE CHRYSLER BUILDING
405 LEXINGTON AVENUE
NEW YORK, NEW YORK 10174

June 21, 2011

Trio Merger Corp.
777 Third Avenue, 37th Floor
New York, New York 10017

Dear Sirs:

Reference is made to the Registration Statement on Form S-1 (“Registration Statement”) filed by Trio Merger Corp. (“Company”), a Delaware corporation, under the Securities Act of 1933, as amended (“Act”), and pursuant to Rule 462(b) under the Act covering (i) 1,000,000 units (“Firm Units”), with each Firm Unit consisting of one share of the Company’s common stock (1,000,000 shares), par value $.0001 per share (the “Common Stock”), and warrants (1,000,000 warrants) (“Warrants”) to purchase one share of the Company’s Common Stock (1,000,000 Shares) to EarlyBirdCapital, Inc. (“Representative”), the representative of the underwriters (the “Underwriters”), (ii) up to 150,000 Firm Units (the “Over-Allotment Units”) representing 150,000 shares of Common Stock and 150,000 Warrants (to purchase 150,000 shares of Common Stock), which the Underwriters will have a right to purchase from the Company to cover over-allotments, if any, (iii) 100,000 units (the “Purchase Option Units”) issuable upon exercise of a purchase option, each unit identical to the Firm Units, representing a total of 100,000 shares of Common Stock and 100,000 Warrants (to purchase 100,000 shares of Common Stock), which the Company will grant to the Representative and its designees, (iv) all shares of Common Stock and all Warrants issued as part of the Firm Units, Over-Allotment Units and Purchase Option Units and (iv) all shares of Common Stock issuable upon exercise of the Warrants included in the Firm Units, Over-Allotment Units and Purchase Option Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below.  With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.  As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1.           The Units, the Over-Allotment Units, the Purchase Option Units, the Warrants and the Common Stock to be sold to the Underwriters, when issued and sold in accordance with and in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non assessable.

2.           The Warrants constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.           The Purchase Option Units issuable upon exercise of the purchase option, and the shares of Common Stock and Warrants included therein, when issued and delivered against payment therefor in accordance with the purchase option, will be validly issued, fully paid and non assessable.

4.           The Warrants included in the Purchase Option Units, when duly executed and authenticated in accordance with the Warrant Agreement and issued and delivered against payment therefor in accordance with the purchase option, will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and the shares of Common Stock issuable upon exercise of such Warrants, when issued and delivered against payment therefor in accordance with the Warrants and the applicable warrant agreement, will be validly issued, fully paid and non assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations.  We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours, /s/ Graubard Miller